EXHIBIT 99.1

Civeo Reports First Quarter 2019 Results

HOUSTON and CALGARY, Alberta, April 26, 2019 (GLOBE NEWSWIRE) -- Civeo Corporation (NYSE:CVEO) today reported financial and operating results for the first quarter ended March 31, 2019.

Highlights include:

  Delivered first quarter revenues of $108.6 million

  Reported first quarter net loss of $17.5 million and Adjusted EBITDA of $15.9 million

  Generated $6.3 million in operating cash flow during the quarter

  Significantly improved year-over-year results from the U.S. segment

  Expanded our Sitka Lodge in British Columbia to 754 rooms during the quarter with 1,100 total rooms expected to be on site by June 2019

“Despite recent macroeconomic headwinds and winter seasonality, we are pleased to deliver first quarter revenue and Adjusted EBITDA in-line with our expectations. Our U.S. business generated significantly improved year-over-year results as our efforts to relocate well site assets into the Permian and Mid-Con regions over the past eighteen months produced materially improved utilization of those assets. Our Australia business also produced improved year-over-year revenues and Adjusted EBITDA as Bowen Basin activity increased with conducive metallurgical coal prices. Our first quarter Canadian Adjusted EBITDA was up year-over-year, primarily due to proceeds from an insurance claim, a full quarter of contribution from the Noralta acquisition and the impact of British Columbia LNG activity, partially offset by lower activity in our core oil sands lodges. We will continue to remain vigilant in adapting to dynamic market conditions in a way that maximizes the value of our company for our shareholders,” stated Bradley J. Dodson, Civeo's President and Chief Executive Officer.

Mr. Dodson added, “We expect a sequentially improved second quarter as increased turnaround and maintenance activity in Canada and Australia start up for the year coupled with growing contributions from LNG-related work at our Sitka Lodge in British Columbia. Looking forward, we seek to continue delivering on our strategic priorities: generating free cash flow, managing our balance sheet, investing in attractive growth opportunities in key end markets and continuing our best-in-class service offerings to customers.”

First Quarter 2019 Results

In the first quarter of 2019, Civeo generated revenues of $108.6 million and reported a net loss of $17.5 million, or $0.11 per share. During the first quarter of 2019, Civeo produced operating cash flow of $6.3 million and Adjusted EBITDA of $15.9 million.

The first quarter of 2019 was in-line with the Company's expectations as a result of solid operational execution in the U.S. and Australia.

By comparison, in the first quarter of 2018, Civeo generated revenues of $101.5 million and reported a net loss of $55.5 million, or $0.42 per share. The net loss included a pre-tax $28.7 million impairment charge and $1.0 million in costs associated with Civeo’s acquisition of Noralta. During the first quarter of 2018, Civeo generated operating cash flow of $2.8 million and Adjusted EBITDA of $10.0 million.

(EBITDA is a non-GAAP financial measure that is defined as net income plus interest, taxes, depreciation and amortization, and Adjusted EBITDA is defined as EBITDA adjusted to exclude impairment charges and certain costs associated with Civeo's acquisition of Noralta. Please see the reconciliations to GAAP measures at the end of this news release.)

Business Segment Results

(Unless otherwise noted, the following discussion compares the quarterly results for the first quarter of 2019 to the results for the first quarter of 2018. The Adjusted EBITDA amounts discussed below exclude the fixed asset impairment and Noralta-related expenses in the first quarter of 2018 noted above.)

Canada

During the first quarter of 2019, the Canadian segment generated revenues of $66.8 million, operating loss of $11.6 million and Adjusted EBITDA of $10.2 million, compared to revenues of $63.4 million, operating loss of $40.3 million and Adjusted EBITDA of $8.9 million in the first quarter of 2018. The first quarter of 2019 results reflect the impact of a weakened Canadian dollar relative to the U.S. dollar, which decreased revenues by $3.4 million. Included in first quarter 2019 Adjusted EBITDA for the Canadian segment is $1.5 million of other income for proceeds from an insurance claim related to the closure of a lodge in 2018 for maintenance-related operational issues.

The Canadian segment saw softening room demand from major customers in the core oil sands lodges related to extended holiday downtime and the continued impact of provincially imposed oil production curtailments. These headwinds were partially offset by the inclusion of the Noralta assets, improving contribution of LNG-related occupancy in British Columbia and a recently announced food service contract.

Australia

During the first quarter of 2019, the Australian segment generated revenues of $28.4 million, operating loss of $0.4 million and Adjusted EBITDA of $9.9 million, compared to revenues of $27.9 million, operating loss of $3.2 million and Adjusted EBITDA of $9.1 million in the first quarter of 2018.

The first quarter of 2019 results reflect the impact of a weakened Australian dollar relative to the U.S. dollar, which decreased revenues by $2.9 million. On a constant currency basis, the Australian segment experienced a 2% period-over-period increase in revenues driven by strong occupancy with billed rooms up 12% year-over-year primarily due to continued improvement in metallurgical coal activity across our Bowen Basin villages.

U.S.

The U.S. segment generated revenues of $13.4 million, operating loss of $1.0 million and Adjusted EBITDA of $2.8 million in the first quarter of 2019, compared to revenues of $10.2 million, operating loss of $3.3 million and an Adjusted EBITDA loss of $0.7 million in the first quarter of 2018. The year-over-year revenue improvement was primarily driven by increased drilling and completion activity in the Permian Basin and Mid-Con regions. The significant year-over-year Adjusted EBITDA improvement in the first quarter of 2019 is also due to lower year-over-year relocation expenses for the well site business, which was spent most of 2018 moving well site assets out of legacy northern markets into the Permian and Mid-Con regions.

Income Taxes

Civeo recognized an income tax benefit of $4.5 million, which resulted in an effective tax rate of 20.8%, in the first quarter of 2019. During the first quarter of 2018, Civeo recognized an income tax benefit of $0.7 million, which resulted in an effective tax rate of 1%.

Financial Condition

As of March 31, 2019, Civeo had total liquidity of approximately $66.0 million, consisting of $58.0 million available under its revolving credit facilities and $8.0 million of cash on hand.

Civeo’s total debt outstanding on March 31, 2019 was $383.5 million, a $4.3 million increase since December 31, 2018. The increase resulted primarily from a negative foreign currency translation impact of $7.5 million, partially offset by debt repayments of $3.2 million made during the quarter.

During the first quarter of 2019, Civeo invested $9.7 million in capital expenditures, up from $2.7 million during first quarter of 2018. The increase was primarily related to the expansion of its Sitka lodge in Canada to support LNG Canada related contracts, as well as selected room reactivations in Australia in anticipation of increased customer demand in the second half of 2019 going into 2020.

Second Quarter and Full Year 2019 Guidance

For the second quarter of 2019, Civeo expects revenues of $113.0 million to $118.0 million and Adjusted EBITDA of $21.0 million to $23.5 million. For the full year of 2019, Civeo expects revenues of $475.0 million to $485.0 million and Adjusted EBITDA of $95.0 million to $101.0 million.

Conference Call

Civeo will host a conference call to discuss its first quarter 2019 financial results today at 11:00 a.m. Eastern time. This call is being webcast and can be accessed at Civeo's website at www.civeo.com. Participants may also join the conference call by dialing (800)-289-0438 in the United States or (323)-794-2423 internationally and using the conference ID 9872605#. A replay will be available after the call by dialing (844) 512-2921 in the United States or (412) 317-6671 internationally and using the conference ID 9872605#.

About Civeo

Civeo Corporation is a leading provider of hospitality services with prominent market positions in the Canadian oil sands and the Australian natural resource regions. Civeo offers comprehensive solutions for lodging hundreds or thousands of workers with its long-term and temporary accommodations and provides food services, housekeeping, facility management, laundry, water and wastewater treatment, power generation, communications systems, security and logistics services. Civeo currently operates a total of 33 lodges and villages in operation in Canada and Australia, with an aggregate of approximately 33,000 rooms. Civeo is publicly traded under the symbol CVEO on the New York Stock Exchange. For more information, please visit Civeo's website at www.civeo.com.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements in this news release include the statements regarding Civeo’s future plans, priorities, contracted revenues and borrowing needs; growth opportunities and ability to adapt to market conditions; expectations about activity, market demand and commodity price environment in 2019; expected benefits of the agreement with LNG Canada and LNG-related activity and second quarter and full year 2019 guidance. The forward-looking statements included herein are based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the accommodations industry, risks associated with the level of supply and demand for oil, coal, iron ore and other minerals, including the level of activity and developments in the Canadian oil sands, the level of demand for coal and other natural resources from Australia, and fluctuations in the current and future prices of oil, coal, iron ore and other minerals, risks associated with currency exchange rates, risks associated with the Noralta acquisition, risks associated with the development of new projects, including whether such projects will continue in the future, and other factors discussed in the "Management’s Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections of Civeo’s annual report on Form 10-K for the year ended December 31, 2018 and other reports the Company may file from time to time with the U.S. Securities and Exchange Commission. Each forward-looking statement contained in this news release speaks only as of the date of this release. Except as required by law, Civeo expressly disclaims any intention or obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.

- Financial Schedules Follow -

CIVEO CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2019	2018

Revenues	$108,550	$101,504

Costs and expenses:
Cost of sales and services	79,630	77,701
Selling, general and administrative expenses	16,096	16,514
Depreciation and amortization expense	30,782	30,764
Impairment expense	—	28,661
Other operating expense (income)	(65)	379
	126,443	154,019
Operating loss	(17,893)	(52,515)

Interest expense	(6,635)	(5,822)
Interest income	27	58
Other income	2,978	2,259
Loss before income taxes	(21,523)	(56,020)
Income tax benefit	4,484	685
Net loss	(17,039)	(55,335)
Less: Net income attributable to noncontrolling interest	—	122
Net loss attributable to Civeo Corporation	(17,039)	(55,457)
Less: Dividends attributable to Class A preferred shares	459	—
Net loss attributable to Civeo Corporation common shareholders	$(17,498)	$(55,457)

Net loss per share attributable to Civeo Corporation common shareholders:
Basic	$(0.11)	$(0.42)
Diluted	$(0.11)	$(0.42)

Weighted average number of common shares outstanding:
Basic	165,330	131,631
Diluted	165,330	131,631

CIVEO CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31, 2019	December 31, 2018
	(UNAUDITED)
Current assets:
Cash and cash equivalents	$7,992	$12,372
Accounts receivable, net	73,513	70,223
Inventories	4,276	4,313
Assets held for sale	8,058	10,297
Prepaid expenses and other current assets	9,267	10,592
Total current assets	103,106	107,797

Property, plant and equipment, net	650,919	658,905
Goodwill, net	119,158	114,207
Other intangible assets, net	111,542	119,409
Operating lease right-of-use assets	22,225	—
Other noncurrent assets	1,048	1,359
Total assets	$1,007,998	$1,001,677

Current liabilities:
Accounts payable	$30,053	$28,334
Accrued liabilities	13,371	15,956
Income taxes	572	310
Current portion of long-term debt	34,068	33,329
Deferred revenue	3,598	3,035
Other current liabilities	9,407	5,719
Total current liabilities	91,069	86,683

Long-term debt	346,841	342,908
Deferred income taxes	13,838	18,442
Operating lease liabilities	18,529	—
Other noncurrent liabilities	16,404	18,220
Total liabilities	486,681	466,253

Shareholders' equity:
Preferred shares	56,739	56,280
Common shares	—	—
Additional paid-in capital	1,564,667	1,562,133
Accumulated deficit	(728,748)	(710,551)
Treasury stock	(5,471)	(1,189)
Accumulated other comprehensive loss	(365,870)	(371,249)
Total Civeo Corporation shareholders' equity	521,317	535,424
Noncontrolling interest	—	—
Total shareholders' equity	521,317	535,424
Total liabilities and shareholders' equity	$1,007,998	$1,001,677

CIVEO CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended March 31,
	2019	2018

Cash flows from operating activities:
Net loss	$(17,039)	$(55,335)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	30,782	30,764
Impairment charges	—	28,661
Deferred income tax provision (benefit)	(4,745)	2
Non-cash compensation charge	2,534	2,200
Gain on disposals of assets	(1,452)	(2,147)
Provision for loss on receivables, net of recoveries	(32)	(35)
Other, net	(410)	2,047
Changes in operating assets and liabilities:
Accounts receivable	(2,377)	4,837
Inventories	87	2,190
Accounts payable and accrued liabilities	(1,417)	(10,352)
Taxes payable	262	(1,358)
Other current assets and liabilities, net	148	1,364
Net cash flows provided by operating activities	6,341	2,838

Cash flows from investing activities:
Capital expenditures	(9,679)	(2,696)
Payments related to acquisitions, net of cash acquired	—	(23,771)
Proceeds from disposition of property, plant and equipment	4,457	2,718
Other, net	1,518	110
Net cash flows used in investing activities	(3,704)	(23,639)

Cash flows from financing activities:
Term loan repayments	(8,608)	(4,079)
Revolving credit borrowings (repayments), net	5,396	35,641
Taxes paid on vested shares	(4,282)	(594)
Net cash flows provided by (used in) financing activities	(7,494)	30,968

Effect of exchange rate changes on cash	477	(837)
Net change in cash and cash equivalents	(4,380)	9,330

Cash and cash equivalents, beginning of period	12,372	32,647
Cash and cash equivalents, end of period	$7,992	$41,977

CIVEO CORPORATION
SEGMENT DATA
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2019	2018
Revenues
Canada	$66,770	$63,390
Australia	28,421	27,875
United States	13,359	10,239
Total revenues	$108,550	$101,504

EBITDA (1)
Canada	$10,173	$(20,026)
Australia	9,853	9,107
United States	2,796	(738)
Corporate and eliminations	(6,955)	(7,957)
Total EBITDA	$15,867	$(19,614)

Adjusted EBITDA (1)
Canada	$10,173	$8,903
Australia	9,853	9,107
United States	2,796	(738)
Corporate and eliminations	(6,955)	(7,259)
Total adjusted EBITDA	$15,867	$10,013

Operating income (loss)
Canada	$(11,595)	$(40,303)
Australia	(385)	(3,166)
United States	(961)	(3,264)
Corporate and eliminations	(4,952)	(5,782)
Total operating loss	$(17,893)	$(52,515)

(1) Please see Non-GAAP Reconciliation Schedule.

CIVEO CORPORATION
NON-GAAP RECONCILIATIONS
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2019	2018

EBITDA (1)	$15,867	$(19,614)
Adjusted EBITDA (1)	$15,867	$10,013
Free Cash Flow (2)	$1,119	$2,860

(1) The term EBITDA is defined as net income (loss) attributable to Civeo Corporation plus interest, taxes, depreciation and amortization. The term Adjusted EBITDA is defined as EBITDA adjusted to exclude impairment charges and certain costs associated with Civeo's acquisition of Noralta.   EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Civeo has included EBITDA and Adjusted EBITDA as supplemental disclosures because its management believes that EBITDA and Adjusted EBITDA provide useful information regarding its ability to service debt and to fund capital expenditures and provide investors a helpful measure for comparing the Civeo's operating performance with the performance of other companies that have different financing and capital structures or tax rates. Civeo uses EBITDA and Adjusted EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan.

The following table sets forth a reconciliation of EBITDA and Adjusted EBITDA to net loss attributable to Civeo Corporation, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	Three Months Ended March 31,
	2019	2018

Net income (loss) attributable to Civeo Corporation	$(17,039)	$(55,457)
Income tax provision (benefit)	(4,484)	(685)
Depreciation and amortization	30,782	30,764
Interest income	(27)	(58)
Interest expense	6,635	5,822
EBITDA	$15,867	$(19,614)
Adjustments to EBITDA
Impairment expense (a)	—	28,661
Noralta transaction costs (b)	—	966
Adjusted EBITDA	$15,867	$10,013

(a) Relates to the first quarter 2018 impairment of assets in Canada.  We recorded a pre-tax loss of $28.7 million ($20.9 million after-tax, or $0.13 per diluted share), which is included in Impairment expense on the unaudited statements of operations.

(b) Relates to costs incurred associated with Civeo's acquisition of Noralta.  During the first quarter 2018, the $1.0 million of costs ($0.9 million after-tax, or $0.01, per diluted share), which are primarily corporate in nature, are included in Selling, general and administrative expenses on the unaudited statements of operations.

(2) The term Free Cash Flow is defined as net cash flows provided by operating activities less capital expenditures plus proceeds from asset sales. Free Cash Flow is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, Free Cash Flow may not be comparable to other similarly titled measures of other companies. Civeo has included Free Cash Flow as a supplemental disclosure because its management believes that Free Cash Flow provides useful information regarding the cash flow generating ability of its business relative to its capital expenditure and debt service obligations. Civeo uses Free Cash Flow to compare and to understand, manage, make operating decisions and evaluate Civeo's business.  It is also used as a benchmark for the award of incentive compensation under its Free Cash Flow plan.

The following table sets forth a reconciliation of Free Cash Flow to Net Cash Flows Provided by Operating Activities, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in thousands) (unaudited):

	Three Months Ended March 31,
	2019	2018

Net Cash Flows Provided by Operating Activities	$6,341	$2,838
Capital expenditures, including capitalized interest	(9,679)	(2,696)
Proceeds from disposition of property, plant and equipment	4,457	2,718
Free Cash Flow	$1,119	$2,860

CIVEO CORPORATION
NON-GAAP RECONCILIATIONS - GUIDANCE
(in millions)
(unaudited)

	Three Months Ending June 30, 2019		Year Ending December 31, 2019
EBITDA Range (1)	$21.0	$23.5	$95.0	$101.0

(1) (1) The following table sets forth a reconciliation of estimated EBITDA to estimated net loss, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles (in millions) (unaudited):

	Three Months Ending June 30, 2019		Year Ending December 31, 2019
	(estimated)		(estimated)

Net loss	$(16.0)	$(14.5)	$(53.0)	$(50.0)
Income tax provision (benefit)	(3.0)	(2.0)	(12.0)	(9.0)
Depreciation and amortization	33.5	33.5	135.0	135.0
Interest expense	6.5	6.5	25.0	25.0
EBITDA	$21.0	$23.5	$95.0	$101.0

CIVEO CORPORATION
SUPPLEMENTAL QUARTERLY SEGMENT AND OPERATING DATA
(U.S. dollars in thousands, except for room counts and average daily rates)
(unaudited)

	Three Months Ended March 31,
	2019	2018

Supplemental Operating Data - Canadian Segment
Revenues
Accommodation revenue (1)	$57,652	$50,647
Mobile facility rental revenue (2)	781	7,794
Food and other services revenue (3)	8,337	3,739
Manufacturing revenue (4)	—	1,210
Total Canadian revenues	$66,770	$63,390

Costs
Accommodation cost	$42,217	$37,038
Mobile facility rental cost	649	7,404
Food and other services cost	8,236	3,218
Manufacturing cost	189	1,239
Indirect other cost	3,356	2,997
Total Canadian cost of sales and services	$54,647	$51,896

Average daily rates (5)	$92	$88

Billed rooms (6)	625,992	572,888

Canadian dollar to U.S. dollar	$0.752	$0.791

Supplemental Operating Data - Australian Segment
Accommodation revenue (1)	$28,421	$27,698
Food and other services revenue (3)	—	177
Total Australian revenues	$28,421	$27,875

Costs
Accommodation cost	$14,397	$14,506
Food and other services cost	—	163
Indirect other cost	602	664
Total Australian cost of sales and services	$14,999	$15,333

Average daily rates (5)	$74	$81

Billed rooms (6)	382,581	341,579

Australian dollar to U.S. dollar	$0.712	$0.786

(1) Includes revenues related to lodge and village rooms and hospitality services for owned rooms for the periods presented.
(2) Includes revenues related to mobile camps for the periods presented.
(3) Includes revenues related to food service, laundry and water and wastewater treatment services for the periods presented.
(4) Includes revenues related to modular construction and offshore manufacturing services for the periods presented.
(5) Average daily rate is based on billed rooms and accommodation revenue.
(6) Billed rooms represents total billed days for the periods presented.

CONTACT:

Frank C. Steininger
Civeo Corporation
Executive Vice President & Chief Financial Officer
713-510-2400

Jeffrey Spittel
FTI Consulting
713-353-5407